UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
July 28, 2008
(Date of earliest event reported)

Motorola, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-7221	36-1115800
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1303 East Algonquin Road
Schaumburg, Illinois	60196
(Address of principal executive offices)	(Zip Code)
(847) 576-5000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On July 28, 2008, the Compensation and Leadership Committee (the “Committee”) of the Board of Directors (the “Board”) of Motorola, Inc. (the “Company”) adopted the Motorola, Inc. Executive Severance Plan, effective October 1, 2008, which provides severance pay and benefits to eligible executives of the Company in connection with certain termination events. In particular, the Executive Severance Plan generally provides U.S.-payrolled vice presidents and employees in the vice president pay grades who are involuntary terminated for reasons other than (1) Cause (as defined in the Executive Severance Plan), (2) death, (3) total and permanent disability, (4) divestiture of any organizational unit that is not a subsidiary (if the individual accepts or is offered a job at a substantially similar compensation level), (5) spin-off or sale of a subsidiary or affiliate (without regard to compensation level) or (6) voluntary termination or mandatory retirement with, among other things, the following severance benefits:
•	a lump sum cash payment of nine months base salary for appointed vice presidents and 12 months base salary for elected vice presidents;

•	as applicable, a pro rata Motorola Incentive Plan award based on actual business results during the performance year or a pro rata Sales Incentive Plan award based on actual business results during the quarter in which the individual’s separation occurred;

•	continuation of medical benefits at active employee rates for nine months for appointed vice presidents and 12 months for elected vice presidents;

•	executive-level outplacement services for up to 12 months and financial planning services through the later of 12 months and April 30 of the year following the year of termination; and

•	vesting of equity awards in accordance with the terms of such awards.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MOTOROLA, INC.
By:	/s/ Greg A. Lee
Greg A. Lee
Senior Vice President, Human Resources

Dated July 30, 2008